EXHIBIT 10.70

                                         January 7, 2003


Travis Boats & Motors, Inc.
12116 Jekel Circle
Suite 102
Austin, TX 78727

Attention: Mark Walton

Dear Mr. Walton:

       Per the request of management of Travis Boats & Motors, Inc. ("Borrower"), TMRC, L.L.P. ("Tracker") has discussed with the Negotiating Committee of Borrower the terms under which Tracker, either singly or together or in conjunction with one or more other lenders (in either case, the "Lender"), would be willing to provide short-term bridge financing to Borrower to fund immediate cash needs of Borrower. This letter outlines the salient terms of such proposed bridge financing, including the amounts and purposes thereof. Any obligation of the Lender to extend the bridge financing to Borrower is subject to, among other things, documentation acceptable to the Lender and its legal counsel.

                                     BRIDGE FACILITY

BORROWER:                   Travis Boats & Motors, Inc.

AMOUNT:                     The  maximum  amount to be funded  would be $500,000
                            from  time  to  time  over  a  30-day  period.   See
                            "Advances" below.

PURPOSE: Use of funding is limited to the working capital and immediate operating expense needs of borrower, and fees costs and expenses of lender.

MATURITY:                   April 30, 2003.

ADVANCES:                   At  the  request  of  a  newly   formed   Operations
                            Committee of the Board of Directors of Borrower (the
                            "Board"), the Lender, in its discretion, may make additional advances through January 31, 2003 of all or a portion of the remaining bridge facility.

INTEREST RATE:              The   from-time-to-time   announced  prime  rate  of
                            JPMorgan Chase Bank plus 4%, payable at maturity.

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                         COLLATERAL, FEES AND COVENANTS

COLLATERAL:                All refunds  owing from the IRS;  proceeds to be used
                           to repay bridge loan.

DEFAULT RATE:              In the  event  of  default  under  the  bridge  loan,
                           interest thereunder would be charged at a rate equal to two percent (2%) per annum higher than the rate chargeable prior to such event.

EXPENSES:                  All   out-of-pocket   expenses,   including   without
                           limitation, legal fees and legal expenses, appraisal, title insurance, recording and filing fees and field examination fees and other additional costs incurred by Lender in relation to execution and funding of the initial advance under the bridge facility would be payable by Borrower and, at the option of Lender, may be charged to the Facility to the extent available.

ADDITIONAL FINANCING:      During the initial funding period, Lender will review
                           and analyze the business plans, projections and other
                           relevant information to determine the financing needs
                           of the  Company  through  the 2003 season and beyond.
                           The Lender (either singly or  collectively)  may, but
                           shall  not  be  obligated  to,   provide   additional
                           financing based upon such review and analysis.

                         CONDITIONS PRECEDENT TO FUNDING

       The  following   conditions   shall  have  been  fulfilled  in  the  sole
determination of the Lenders prior to the initial disbursement of funds under the bridge facility:

       1. Borrower shall have taken (or will take, promptly upon being advised by Tracker of its Board designees) any and all actions necessary to (a) change the composition of the Board, and any committees of the Board designated by Tracker, in a manner satisfactory to Tracker, such that Tracker's designees constitute a majority of the Board and of any designated committees thereof. Additionally, Borrower shall have created a new committee of the Board to be known as the Operations Committee, initially comprised of Kenneth Burroughs, Robert Ring and Richard Birnbaum, which such committee shall be responsible for, among other things related to the operation of the business of Borrower, reviewing all weekly cash flow reports generated by management of Borrower and other reports and information requested by the committee, and shall have sole authority to request borrowings under the Facility.

       2. Each of Messrs. Walton and Siddons shall have deposited such shareholder's shares of Borrower's common stock in a voting trust in exchange


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for a voting trust certificate evidencing such shareholder's beneficial interest in the deposited shares. The voting trust will have a term of five (5) years, but will terminate at such time as Tracker is the holder (directly or through voting trust certificates) of 55% or more of the common stock of Borrower on a fully-diluted, as if converted, basis. The voting trust will otherwise be in such form and substance as is reasonably acceptable to Messrs. Walton and Siddons, and Tracker. A designee of Tracker shall be the trustee of such voting trust (the "Trustee") and shall have sole authority to vote all deposited shares on behalf of all holders of voting trust certificates.

       3. Tracker shall have obtained from each of Messrs. Walton and Siddons the right, for a period of ninety (90) days, to purchase voting trust certificates representing that number of shares of Borrower's common stock equal to the lesser of (a) the number of shares (pro rata among Messrs. Walton, Spradling and Siddons) required to give Tracker 51% or more of the common stock of Borrower, on a fully-diluted, as if converted, basis, or (b) 30% of such insider's holdings of Borrower common stock, in either case at a price per share equal to $1.20. Tracker shall not be limited in any manner from acquiring shares of common stock of Borrower in privately negotiated transactions.

       4. Each holder of the Notes issued by Borrower under the Subordinated Note Purchase Agreement dated as of December 14, 2001 (the "Note Purchase Agreement") shall have (a) amended the Note Purchase Agreement and the Notes held by such holder to prohibit the conversion of such Notes until November 15, 2004, and (b) agreed to deposit all shares acquired through the conversion of such Notes into the voting trust referred to in paragraph 2 above.

       5. Each of the executive officers and directors of Borrower listed on Schedule A shall have relinquished their rights to acquire shares of the common stock of Borrower through the exercise of the currently outstanding options held by such individual.

       6. Ronnie L. Spradling shall have granted to Tracker an irrevocable proxy for a period of five years (subject to earlier termination to occur or termination of such voting trust) covering his shares of Travis common stock.

       7. Borrower would be required to execute or cause to be executed and deliver or cause to be delivered to Tracker such documents, instructions, certificates, opinions and assurances as Tracker requests in connection with the transactions described in this letter on the basis outlined above (the "Loan Documents") and in connection with Borrower's authority and capacity to accept the loans and execute the Loan Documents; and Borrower would be required to take such other actions in connection with such loans as Tracker may reasonably request. All such requirements would be subject to Tracker's approval and the approval of its counsel as to form and substance.

       8. All financial statements and financial information that would have been delivered to Tracker prior to initial funding shall have been deemed acceptable to Tracker in its sole discretion.


       9. All documents to be delivered in connection with the Facility shall have been delivered in the State of Missouri and would not become effective

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against or binding upon the lenders until so executed by Borrower,  delivered to
Tracker and executed by Tracker in the City of Springfield, County of Greene, Missouri. All loan agreement and related documents would be interpreted under the internal laws of the State of Missouri.


               REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRAVIS

       To induce the commitment for the bridge financing and the other commitments and actions of the parties, Travis hereby represents and warrants to and for the benefit of Tracker as follows:

       (a) Travis and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to carry out its business as now conducted, except where the failure to obtain such governmental licenses, authorizations, consents and approvals would not materially adversely affect the business, consolidated financial position or consolidated results of operations of Travis and its Subsidiaries, taken as a whole, and would not in any manner draw into question the validity of this Agreement or any Ancillary Agreement (defined below).

       (b) The execution, delivery and performance by Travis of this Agreement and each of the other agreements, documents (the "Ancillary Agreements") and actions contemplated herein are all within Travis corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with any governmental body, agency or official (other than the filing of an information statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the filing of a Form 8-K pursuant to the Exchange Act disclosing the transactions contemplated hereunder) and do not contravene, or constitute a default under, any provisions of applicable law or regulation or of the Certificate of Incorporation or bylaws of Travis, of any agreement relating to any senior indebtedness or of any other agreement, judgment, injunction, order, decree or other instrument that is material, individually or in the aggregate, or would result in the creation or imposition of any Lien on any asset of Travis or any of its Subsidiaries. The three-year moratorium set forth in the Texas Business Combination Law does not apply to the transactions contemplated by this Agreement.

       (c) This Agreement and each of the Ancillary Agreements constitutes a valid and binding agreement of Travis and, to the extent a party thereto, each Subsidiary, enforceable against Travis and such Subsidiary in accordance with their respective terms, except as relating to or affecting the creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considering any proceeding or action in equity or at law).

       (d) The authorized capital stock of Travis consists of 50,000,000 shares of Travis Common Stock, 4,329,917 shares of which are outstanding as of the close of business on December 19, 2002, and 1,000,000 shares of Travis Preferred Stock of which only the 80,000 shares owned by Tracker have been issued and are outstanding. Except for (i) the Notes, and (ii) options to purchase a total of 316,798 shares of Travis Common Stock pursuant to employee benefit plans as in effect on the date hereof (of which the Options for a total of 237,198 shares of


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Travis Common Stock have been duly and effectively terminated),  Travis does not have any commitments, agreements or obligations to issue shares of Travis Common Stock or securities exercisable, convertible or exchangeable for shares of Travis Common Stock.

       (e) All issued shares of the equity securities of Travis, and all outstanding shares in the Subsidiaries of Travis are validly issued pursuant to proper authorization of the Board and the Board of Directors of such Subsidiary and are fully paid and nonassessable. The shares of Travis Common Stock issuable upon the conversion of the Shareholder Notes will be fully paid and nonassessable when issued in accordance with the terms of the Agreement pursuant to which the Notes were issued.

       (f) Except as set forth in Schedule B, neither Travis nor any of its Subsidiaries is in default with respect to any material amount of its existing indebtedness.

       (g) Except for shares issuable upon the conversion of Notes (which shall be issued in the name of, and deposited with, the Trustee) or upon the exercise of stock options, for a period of five years commencing on the date hereof, Travis shall not issue any shares of equity securities or securities convertible into, exercisable or exchangeable for any class of equity securities without the approval of Tracker.

       This letter is being signed  simultaneously  with the execution of a Loan and Security Agreement providing for the bridge financing, the Voting Trust Agreement, the option referred to herein, the amendment to the Note Purchase Agreement and/or Notes referred to herein, the termination of rights referred to herein, the taking of all other actions contemplated herein, and the simultaneous delivery of all documents contemplated herein, whereupon it shall constitute a binding agreement among Travis and Tracker, and the obligations of such parties shall survive the execution and delivery hereof.

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


       The undersigned, intending to be legally bound, hereby signs this Letter Agreement as of the day and year first above written.


TMRC, L.L.P.                                   TRAVIS BOATS AND MOTORS, INC.

By: Tracker Marine, L.L.C.

By: Three Johns Company, its sole member       By:
                                                  ------------------------------
                                                  Name:    Mark T. Walton
                                                  Title:   President
By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------




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                                   SCHEDULE A


Optionee                                             Number of Option Shares
--------                                             -----------------------

Mark T. Walton                                               50,267

Ronnie L. Spradling                                          76,933

Michael B. Perrine                                           76,665

Richard Birnbaum                                             33,333